UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2006

Lpath, Inc.
(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121
(Address of principal executive offices)  (Zip Code)

(858) 678-0800
Issuer’s Telephone Number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                      At the annual meeting of the shareholders on July 25, 2006, following the expiration of the terms of the directors of the Board of Directors of the Company, Roger Sabbatini and John Lyons elected not to stand for re-election in connection with the annual meeting of the Company’s shareholders. Dr. Sabbadini’s and Mr. Lyon’s decisions not to stand for re-election were not due to any disagreements with the Company.  Dr. Sabbadini will continue to serve as the Company’s Vice President and Chief Scientific Officer.

                       “We express our sincere appreciation to John Lyon and Roger Sabbadini for their faithful, conscientious, and valuable service on Lpath’s board of directors since its founding in 1998,” said Scott Pancoast, Lpath’s President and Chief Executive Officer. “During his eight years of service to Lpath, John Lyon demonstrated a keen sense of duty and provided consistently strong leadership.”

       Pancoast continued, “I cannot say enough good things about Lpath’s founder, Roger Sabbadini. His never-say-die attitude has been an inspiration to us all; his creative energy has pushed our science into new frontiers; and his passion for the science, combined with his many personal sacrifices over the years, has positioned Lpath as the category leader in therapeutics that target bioactive lipids.”

       The Company took nominations from shareholders present at the annual meeting. Two such persons were nominated and elected to serve on the Board for the next term, Donald Swortwood and Geoff Swortwood. Additional information regarding the background of these two persons is included below.

On July 25, 2006, following the annual meeting of the shareholders of the Company, the Board appointed David Purcell to serve as a director. Mr. Purcell was appointed to fill an existing vacancy on the Board.

         Mr. Purcell founded ENCAD, a leading manufacturer and pioneer of wide-format inkjet printers, in 1981.  He led ENCAD to prominence in a highly competitive market, through its initial public offering in 1993, and negotiated the acquisition of the company by Eastman Kodak Company in 2001.  He served as Chairman of the Board of ENCAD from 1981 to 2001 and as President and Chief Executive Officer from 1981 until 1995, and from 1998 until 2000.  He has served as a member of the Board of Directors of numerous companies, including Metallic Power Inc., SiCommNet Corporation, and Aquadyne, Inc., all privately-held companies.  In 1969, Mr. Purcell founded Celtec, a technical manufacturers' representative company, and served as its Chief Executive Officer.  He was also a co-founder of two other companies: Bishop Electronics, a manufacturer of precision capacitors, and Ryno Electronics, Inc., an electronics distribution company ultimately acquired by Western Microtechnology in 1986.  Mr. Purcell attended Nasson College and California State College-Fresno.

Item 8.01. Other Events.

At the meeting of the shareholders of the Company on July 25, 2006, the following persons were elected directors: Scott Pancoast, Charles Mathews, Don Swortwood and Geoff Swortwood. Mr. Pancoast and Mr. Mathews had served as directors during the preceding term. Mr. D. Swortwood and Mr. G. Swortwood were elected as directors by nomination of those shareholders present at the meeting.

       Donald Swortwood has served as Chairman and CEO of Western States Investment Corporation since its founding in 1977 and has been an active investor in California business for nearly thirty years. His investments have ranged from a business that developed novel technologies for the detection and treatment of gastro-esophageal reflux disease, which was sold to Medtronic; to a leader in SAN network-management-software solutions, which was sold to EMC; to a business that developed the first “ear thermometer”, which was sold to Wyeth. Currently, the Western States portfolio of holdings includes a number of biotech and life science companies. Mr. Swortwood is a graduate of Stanford University.

       Geoffrey Swortwood is the Vice President of Commercial Building Development for H.G. Fenton Company, a privately held real estate investment and development company.  In his current capacity Mr. Swortwood directs all commercial development and acquisition activities, including sourcing, concept development, construction, marketing, and exit plans for development projects.  Among other corporate responsibilities, Mr. Swortwood plays a key role in strategic planning.  Previously he led the company’s commercial and residential management groups and participated in all phases of acquisitions and dispositions.  He currently serves on the Board of Directors for H.G. Fenton Company and the San Diego Chapter of the National Association of Industrial and Office Properties.  Mr. Swortwood holds a BA from Pitzer College and an MBA from the Fuqua School of Business at Duke University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By: /s/ Scott Pancoast
Name: Scott Pancoast
Title: President and Chief Executive Officer
Dated: July 31, 2006